Exhibit 99.1

Technical Communications Corporation Reports Results for the Fiscal Year and Quarter Ended October 1, 2016

CONCORD, Mass.--(BUSINESS WIRE)--December 8, 2016--Technical Communications Corporation (NasdaqCM: TCCO) today announced its results for the fiscal year and quarter ended October 1, 2016. For the quarter ended October 1, 2016, the Company reported a net loss of $(860,000), or $(0.47) per share, on revenue of $405,000, compared to a net loss of $(1,170,000), or $(0.64) per share, on revenue of $931,000 for the quarter ended October 3, 2015. For the year ended October 1, 2016, the Company reported a net loss of $(2,472,000), or $(1.34) per share, on revenue of $2,523,000, compared to a net loss of $(1,822,000), or $(0.99) per share, on revenue of $5,942,000 for the year ended October 3, 2015.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, “While TCC continues to have a pipeline of initiatives in development, the timing and outcome of these potential contracts is unknown. The delay in the timing of customer orders received during fiscal 2016 resulted in reduced revenues for the period. The Company believes market conditions will improve and provide opportunities to build a successful future through its efforts to enlarge and enhance its product line and expand its customer base by both identifying new customers for existing and new products and offering such products to current customers.”

“As market conditions evolve, we will continue to closely monitor and reduce operating expenses as appropriate, while strategically continuing to invest in business development efforts, develop strategic relationships and expand our sales channel network.”

Fiscal Year 2016 Highlights

  Completed delivery of several foreign and domestic contracts for our DSP 9000 radio encryption and CX7211 IP encryption product lines.
  Provided engineering services to government and commercial customers to customize TCC products and solutions, developed technology for customer-specific security applications, and delivered customized product training services.
  Sold the Company’s 10.8% ownership stake in PulsedLight, Inc., an early-stage start-up company, which amounted to a gain on the sale of $462,000.
  Received an order valued at approximately $2,373,000 from Datron World Communications, Inc. in early fiscal 2017 for our military-grade DSP 9000 radio encryption equipment. Follow-on orders are expected as part of Datron’s five-year, $495 million Foreign Military Sale Indefinite Delivery Indefinite Quantity contract from the US Army Communications Electronic Command.
  Completed the development of the HSE6000 SEAL version of the man-portable radio encryption system, which provides easily integrated encryption capability for the air-to-ground and air-to-man communications market. The HSE6000 is an interoperable extension of TCC’s DSP9000 family of voice encryptors that provides a secure communications link between various types of tactical radios.

About Technical Communications Corporation

For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in over 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarters ended January 2, 2016, April 2, 2016 and July 2, 2016, and its Annual Report on Form 10-K for the fiscal year ended October 3, 2015 filed with the Commission and the “Risk Factors” section included therein.

Technical Communications Corporation
Condensed consolidated statements of operations
	Quarter Ended (Unaudited)
	10/01/2016	10/03/2015
Net sales	$ 405,000	$ 931,000
Gross loss	(212,000)	(119,000)
S, G & A expense	544,000	660,000
Product development costs	107,000	394,000
Operating loss	(863,000)	(1,174,000)
Income tax provision	-	-
Net loss	(860,000)	(1,170,000)
Net loss per share:
Basic	$ (0.47)	$ (0.64)
Diluted	$ (0.47)	$ (0.64)

	Year Ended (Unaudited)
	10/01/2016	10/03/2015
Net sales	$ 2,523,000	$ 5,942,000
Gross profit	509,000	3,365,000
S, G & A expense	2,670,000	2,940,000
Product development costs	828,000	2,300,000
Operating loss	(2,989,000)	(1,875,000)
Gain on sale of investment	462,000	-
Income tax benefit	(43,000)	(35,000)
Net loss	(2,472,000)	(1,822,000)
Net loss per share:
Basic	$ (1.34)	$ (0.99)
Diluted	$ (1.34)	$ (0.99)

Condensed consolidated balance sheets
	10/01/2016	10/03/2015
	(Unaudited)	(derived from audited financial statements)
Cash and current marketable securities	$ 2,979,000	$ 2,947,000
Accounts receivable, net	112,000	1,791,000
Inventories, net	1,644,000	1,851,000
Other current assets	214,000	133,000
Total current assets	4,949,000	6,722,000
Marketable securities	373,000	762,000
Property and equipment, net	149,000	257,000
Cost method investment	-	275,000

Total assets	$ 5,471,000	$ 8,016,000

Accounts payable	119,000	180,000
Accrued expenses and other current liabilities	438,000	463,000
Total current liabilities	557,000	643,000
Total stockholders’ equity	4,914,000	7,373,000
Total liabilities and stockholders’ equity	$ 5,471,000	$ 8,016,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com